EXHIBIT 99.1

Nemus Secures Emerald Health as Strategic Majority Investor to help Advance Clinical Development of Novel Cannabinoid-based Therapeutics

Nemus Bioscience Receives $400,000 Funding under Convertible Bridge Loan and Closes Initial $1,500,000 Private Placement

Costa Mesa, Calif. (January 19, 2018) - NEMUS Bioscience, Inc. (OTCQB: NMUS, “Nemus”) is pleased to announce that it has received the remaining $400,000 under the previously announced Bridge Loan with Emerald Health Sciences Inc (“Emerald”) and that Emerald has invested a further $1,500,000 into Nemus to purchase 15,000,000 shares of common stock and warrants to purchase a further 20,400,000 common shares at $0.10 per share. Emerald has further committed to invest a minimum of an additional $1,000,000 into Nemus on or before February 28, 2018 to purchase 10,000,000 common shares at $0.10 per share and warrants to purchase a further 13,600,000 common shares at $0.10 per share. Pursuant to the closing of the initial private placement, Emerald holds a majority of Nemus’ common shares on a deemed fully converted basis. Nemus’ current directors have resigned, except for Dr. Brian Murphy, who has been joined by Punit Dhillon and Jim Heppell as directors of the company. Mr. Dhillon and Mr. Heppell are also directors of Emerald.

“We welcome Nemus into Emerald’s family of life science companies,” commented Dr. Avtar Dhillon, CEO and Chairman of Emerald’s Board of Directors. “We greatly value the intellectual capital and discovery capacity of the University of Mississippi, with which Nemus has an exclusive agreement for novel cannabinoid technologies. We will work to support the business and developmental vision of our CEO, Dr. Murphy, across a spectrum of medical indications of unmet need. The Emerald Board believes that Nemus presents a significant value proposition for investors and we look forward to advancing its pipeline into clinical development.”

“Nemus is delighted to welcome Emerald as our majority shareholder and to bring its leadership and expertise to help us advance our drug development programs,” stated Nemus co-founder, Cosmas N. Lykos. “I look forward to continuing my relationship with Nemus in a consultative capacity.”

“We are pleased to embrace a strategic investment partner with expertise and a vision aligned with Nemus and our goals,” reported Brian Murphy, MD, MBA, Nemus CEO and Chief Medical Officer. “We recently presented notable analgesic and ocular data on our proprietary analogue of CBD. Coupling these recent findings to the growing global patent footprint of our prodrug of THC, we intend to soon issue a pipeline development update reflecting the significant business opportunities available for our products and addressing molecule prioritization, associated goals, and timelines. We are looking forward to working with our new colleagues at Emerald and taking our first steps into human studies.”

Nemus plans to utilize the capital raised to satisfy outstanding financial obligations and explore potential strategic opportunities which could possibly include a recapitalization plan and the potential uplisting of its shares onto a major stock exchange.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding financing plans, our expectations regarding the use of proceeds from the financing, the closing of the private placements under the agreements described above, the benefits of the same and future recapitalization and development plans. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “contemplates,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. The contemplated private placement described above is in the discretion of Emerald, and there are no assurances that such private placement will occur. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Nemus may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Nemus’ most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Nemus disclaims any intent or obligation to update these forward-looking statements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any securities that may be offered in the United States will be offered only to accredited investors pursuant to Regulation D of the Securities Act.

ABOUT NEMUS BIOSCIENCE, INC.

Nemus is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabinoid-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, Nemus is working to develop novel ways to deliver cannabinoid-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. Nemus’ strategy will explore the use of natural and synthetic compounds, alone or in combination. Nemus is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development.

For more information, visit http://www.nemusbioscience.com.

ABOUT EMERALD HEALTH SCIENCES INC.

Emerald Health Sciences is a private investment company focused on the medicinal potential of cannabis and cannabinoids. Its mission is to identify and invest in unique opportunities and provide appropriate resources to advance the development of investee companies and their technologies.

CONTACTS:

NEMUS Investor Relations

PCG Advisory Group

Adam Holdsworth

Email: adamh@pcgadvisory.com

Phone: 646-862-4607